Exhibit 10.6

NERDY INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Nerdy Inc. (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the consummation of the transactions contemplated by that certain Business Combination Agreement among Live Learning Technologies, LLC, TPG Pace Tech Opportunities Corp. and the other parties thereto (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

I.	Cash Retainers

(a) Annual Retainer for Board Membership: $35,000 for general availability and participation in meetings and conference calls of our Board of Directors. No additional compensation for attending individual Board meetings.

(b) Additional Annual Retainers for Committee Membership:

Audit Committee Chairperson: $20,000

Audit Committee member: $8,000

Compensation Committee Chairperson: $12,000

Compensation Committee member: $5,000

Nominating and Corporate Governance Committee Chairperson: $7,500

Nominating and Corporate Governance Committee member: $4,000

II.	Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary (except as to whether such equity award is in the form of stock options or a restricted stock unit grant) and will be made in accordance with the following provisions:

(a) Initial Grant. Following the Effective Date, each new Outside Director will receive an initial, one-time equity grant under the 2021 Nerdy Inc. Equity Incentive Plan, with a Value of $300,000 vesting in three (3) equal installments on the first, second, and third anniversary of the grant date; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

(b) Annual Grant. On the date of the Company’s annual meeting of stockholders, depending on the timing of Initial Grant or as otherwise agreed by the Board of Directors, each Outside Director who will continue as a member of the Board of Directors following such annual meeting of stockholders will receive an equity grant on the date of such Annual Meeting of Stockholders (the “Annual Grant”). The Value of the “Annual Grant” will be $150,000 and will vest in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next Annual Meeting of Stockholders; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

(c) Equity Award Pricing. All Equity Awards will be priced on the effective date of grant in the manner described below.

Restricted Stock or Restricted Stock Units

If the grant of restricted stock or restricted stock units is denominated in dollars, the number of shares of restricted stock or restricted stock units that are granted will be calculated by dividing the dollar value of the approved award by the average closing price on the NYSE (or such other market on which the Company’s Class A Common Stock is then principally listed) of one share of the Company’s Class A Common Stock for the 20 trailing trading days ending on the grant date, rounded up to the nearest whole share.

Stock Options

The exercise price of all stock options will be equal to (or, if specified in the approval of the stock option award, greater than) the closing market price on the NYSE (or such other market on which the Company’s Class A Common Stock is then principally listed) of a share of the Company’s Class A Common Stock on the effective date of grant or if no closing price is reported for such date, the closing price on the last date preceding such date for which a closing price is reported. If the amount of the award is to be determined by reference to a fair value calculated under ASC Topic 718, then the number of shares to be subject to such stock option shall be determined based on such fair value, the exercise price determined in accordance with the preceding sentence and the approved valuation assumptions, subject to any other limits on the number of shares that may be subject to such stock option.

(d) Value. For purposes of this Policy, “Value” means with respect to (i) any award of stock options the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718; and (ii) any award of restricted stock and restricted stock units the product of (A) the average closing market price on The New York Stock Exchange (or such other market on which the Company’s Class A Common Stock is then principally listed) of one share of the Company’s Class A Common Stock for the 20 trailing trading days ending on the grant date, or if no closing price is reported for such date, the average closing price for the 20 trailing trading days ending on the next immediately preceding date for which a closing price is reported, and (B) the aggregate number of shares pursuant to such award.

(e) Revisions. Subject to approval from the Board of Directors, the Compensation Committee may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.

(f) Change in Control Acceleration. In the event of a Change in Control (as defined in the Company’s Equity Incentive Plan), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and exercisable.

III.	Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any Committee thereof.

Date Approved: September 20, 2021

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